      SECTION 16
CONFIRMING STATEMENT
This Statement confirms that the undersigned, Dennis L. Yakobson, has authorized and designated each of Colin M. Morris and Nicole Sykes (for so long as Mr. Morris and Ms. Sykes continue to serve as legal counsel to Rentech, Inc.)
to execute and file on behalf of the undersigned, Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
United States Securities and Exchange Commission in connection with the undersigned's ownership, acquisition, or disposition of securities of
Rentech, Inc.  The authority under this Statement shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's ownership of or transactions in securities of
Rentech, Inc., unless earlier revoked by the undersigned in writing.
The undersigned acknowledges that Colin M. Morris, Nicole Sykes and Rentech,
Inc. are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

      Dated: 11/11/08
      /s/ Dennis L. Yakobson
      Print Name: Dennis L. Yakobson